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                                                                   EXHIBIT 10.31
                                CONFORMED COPY

June 5, 1996


Mr. James T. Boosales
Executive Vice President
Sterile Recoveries, Inc.
28100 U.S. Highway 19 North
Suite 201
Clearwater, Florida 34621

Re:  Revolving Credit Facility Loan Commitment

Dear Mr. Boosales:

First Union National Bank of Florida ("First Union") is pleased to offer you a commitment to lend on the following terms and conditions:

BORROWER:
Sterile Recoveries, Inc.

LOAN:
A Revolving Credit Facility in an amount not to exceed Fifteen Million Dollars ($15,000,000.00).

PURPOSE:
To provide working capital, with a $5,000,000 non-revolving sub-limit for equipment purchases.

INTEREST RATE:
The interest accrual rate on the principal balance outstanding shall be as follows:

    Year 1: 200 basis points above the 30 day Reserve Adjusted LIBOR Base Rate.

    Year 2: 190 basis points above the 30 day Reserve Adjusted LIBOR Base Rate.

    Year 3+: 175 basis points above the 30 day Reserve Adjusted LIBOR Base Rate.
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Sterile Recoveries, Inc.
June 5, 1996
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The Reserve Adjusted LIBOR Base Rate is defined as that rate per annum at which, in the opinion of the Bank, United States Dollars in the amount of $5,000,000.00 are being offered to major top credit quality banks at 11:00 a.m. London time, two business days prior to the commencement of an applicable monthly interest period for settlement in immediately available funds by major top credit quality banks in the London Interbank Market for a period equal to 30 days. The interest rate shall be adjusted at the beginning of each monthly period and shall remain fixed for the entire ensuing monthly period. Interest shall be calculated using a year base of 360 days and charged for the actual number of days elapsed in an interest period.

REPAYMENT:
Interest only monthly on the revolving portion, with all remaining principal and interest due July 5, 1999.

Advances utilized for equipment purchases to be amortized up to five (5) years, with level principal payments plus interest.

EQUIPMENT PURCHASES SUBLIMIT:
Three (3) year availability with advances taken during this period amortized up to five (5) years. Exact amortization and amount of financing to be based upon specific equipment purchased and determined at the time of advance. Collateral will include a Purchase Money Security Interest in equipment financed. The variable interest rate referenced above shall also apply for this sublimit. Upon Borrower's request, fixed rate options will be provided at time of funding based upon prevailing market rates. A prepayment penalty may apply if a fixed interest rate is selected.

LOAN FEES:
Commitment Fee:
Up-front commitment fee equal to Thirty Seven Thousand Five Hundred Dollars ($37,500.00), of which Five Thousand Dollars ($5,000.00) has been paid as a non-refundable underwriting fee. The balance, or Thirty Two Thousand, Five Hundred Dollars ($32,500.00), shall be payable at loan closing.

Unused Fee:
Equal to one quarter percent (1/4%) of the average unused amount, payable quarterly in arrears.

Term Advance Fees:
Equal to one quarter percent (1/4%) of the term draw amount payable at each funding under the sublimit.

COLLATERAL:
Unsecured. However, Borrower agrees not to encumber any assets now owned or hereafter acquired, except for the equipment term advances contemplated herein which shall be secured with purchase money security interest in equipment.

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Sterile Recoveries, Inc.
June 5, 1996
Page 3

BORROWER FINANCIAL STATEMENTS:
Borrower will annually provide audited financial statements reflecting its operations, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and a 10K report.

Borrower will also provide unaudited management-prepared quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement, and statement of cash flows, with supporting schedules and a 10Q report.

COVENANTS:
In addition to the covenants customarily required by First Union for similar loans, the covenants described on the Covenants Schedule to this letter will be required.

DOCUMENTATION:
The loan will be evidenced by documents prepared by Bank counsel (to be determined) and acceptable to First Union.

ITEMS TO BE FURNISHED:
Borrower shall furnish to First Union the following items prior to closing:

Borrower shall submit to First Union satisfactory evidence of equity contributions previously made and readily available in the aggregate amount of not less than $17,750,000 from the contemplated initial public stock offering.

The preceding terms and conditions are not exhaustive, and this commitment is subject to certain other terms and closing conditions customarily required by First Union for similar transactions. This commitment will expire unless it is closed on or before July 31, 1996. The transaction will be evidenced by documents in form and content acceptable to First Union, and this commitment letter shall not survive closing.

Borrower represents and agrees that all financial statements and other information delivered to First Union are correct and complete. No material, adverse change may occur in, nor any adverse circumstance be discovered as to, the business or financial condition of the Borrower prior to closing. First Union's obligations under this commitment are conditioned on the fulfillment to First Union's sole satisfaction of each term and condition referenced by this commitment.

This commitment supersedes all prior commitments and proposals with respect to this transaction, whether written or oral, including any previous loan proposals made by First Union or anyone acting with its authorization. No modification shall be valid unless made in writing and signed by an authorized officer of First Union. This commitment is not assignable, and no party other than Borrower shall be entitled to rely on this commitment.

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Sterile Recoveries, Inc.
June 5, 1996
Page 4

Please indicate your acceptance of this offer and the terms and conditions contained herein by signing below and returning one executed copy of this commitment letter to the undersigned. This offer of commitment shall expire unless accepted on or before June 14, 1996.

Thank you for allowing First Union to be of service. We look forward to a long and mutually beneficial relationship with Sterile Recoveries, Inc.

Sincerely,

FIRST UNION NATIONAL BANK OF FLORIDA

/s/ Timothy J. Coop
- -------------------
Timothy J. Coop
Vice President


ACCEPTANCE OF LOAN COMMITMENT:

The above commitment is agreed to and accepted on the terms and conditions provided in this letter.

STERILE RECOVERIES, INC.

By: /s/ James T. Boosales                           Date: June 13, 1996
   -------------------------------------------            -------------
   James T. Boosales, Executive Vice President

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Sterile Recoveries, Inc.
June 5, 1996
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                               COVENANTS SCHEDULE

       Attached to Commitment Letter to Sterile Recoveries, Inc. dated June 5, 1996.

FINANCIAL COVENANTS.
- - MINIMUM TANGIBLE NET WORTH. Actual covenant will be determined after the IPO proceeds are known based upon the following formula:

       A.  At FYE 96 minimum TNW equal to net IPO proceeds plus $1,300,000.
       B.  At FYE 97 minimum TNW equal to A plus $1,500,000.
       C.  At FYE 98 minimum TNW equal to B plus $3,000,000.

- -  SENIOR DEBT/EBITDA. As follows:
   - Beginning 12/31/96 and measured quarterly during 1997, senior debt at quarter end shall not exceed 3.0 times EBITDA for the most recent twelve month period.
   - Measured quarterly during 1998, senior debt at quarter end shall not exceed 2.75 times EBITDA for the most recent twelve month period.
   - Measured quarterly during 1999, senior debt at quarter end shall not exceed 2.5 times EBITDA for the most recent twelve month period.

- - LIMITATION ON DEBT. Borrower shall not erase, assume or become liable for any debt, contingent or direct, if giving effect to such additional debt on a pro forma basis causes the aggregate amount of Borrower's debt, excluding obligations to Bank and Permitted Debt & Liens as described in Exhibit A, to exceed $50,000.

- - LOANS AND ADVANCES. Borrower shall not make loans or advances, excepting ordinary course of business travel and expense advances, to any person or entity, which total more than $50,000 in the aggregate.

- - DIVIDENDS. Borrower shall not, during the fiscal year, declare or pay dividends. In no event shall Borrower declare or pay a dividend if there shall exist a Default or a condition which, upon the giving of notice or lapse of time or both, would become a Default under this Agreement or the Note.

AFFIRMATIVE COVENANTS:
- - DEPOSIT RELATIONSHIP. Borrower will maintain its primary depository account with Bank.

NEGATIVE COVENANTS:
Until the obligations in connection with the loan are paid in full, Borrower shall not:

- - DEFAULT ON OTHER CONTRACTS OR OBLIGATIONS. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed in an amount in excess of $50,000.

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Sterile Recoveries, Inc.
June 5, 1996
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- -     JUDGMENT ENTERED.  Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower in an amount in excess of $50,000 and that is not discharged or execution is not stayed within 30 days of entry.

- -     CHANGE IN FISCAL YEAR.  Neither Borrower or nor any guarantor may change its fiscal year without the consent of Bank.

- -     ENCUMBRANCES.  Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents; (ii) liens for taxes contested in good faith; (iii) liens accruing by law for employee benefits; or (iv) Permitted Liens as described in Exhibit A to this commitment.

- -     INVESTMENTS.  Purchase any stock, securities, or evidence of indebtedness of any other person or entity except investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6% and then in an amount not exceeding 10% of the issuing bank's unimpaired capital and surplus.

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Sterile Recoveries, Inc.
June 5, 1996
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                                   EXHIBIT A
                            PERMITTED DEBT AND LIENS

- -     $1,000,000 convertible demand promissory note payable to Mr. Lee R.
      Kemberling with a stated interest rate of 8.5% and secured by a first lien on the Company's Houston, Texas facility and the equipment located at the facility. Beginning March 1, 1997 the convertible note becomes payable on demand and may be redeemed by the company for face value. Up to $750,000 may be converted to common stock at any time before that date.